Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-151608

PROSPECTUS SUPPLEMENT DATED JUNE 2, 2009 (To Prospectus Supplement dated May 11, 2009, as supplemented by the Addendum dated June 2, 2009, and Prospectus dated June 12, 2008)

KeyCorp

205,438,975 Common Shares

Pursuant to an Equity Distribution Agreement dated May 11, 2009 (the “Equity Distribution Agreement”), which was amended by an Amendment No. 1 to the Equity Distribution Agreement dated June 2, 2009 (the “Amendment”), we have sold, through Morgan Stanley & Co. Incorporated as our sales agent, or to Morgan Stanley & Co. Incorporated, for resale, an aggregate of 205,438,975 common shares, par value $1.00 per share, having an aggregate sales price of $999,999,947.34. The Equity Distribution Agreement was filed as an exhibit to a Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2009, and is incorporated herein by reference. The Amendment was filed as an exhibit to a Current Report on Form 8-K filed with the Commission on June 3, 2009, and is incorporated herein by reference.

Our common shares were sold from time to time in transactions at then-current market prices through ordinary brokerage transactions and transactions in which a broker solicited purchasers.

Our common shares are listed on the New York Stock Exchange under the symbol “KEY”. The last reported sale price of our common shares on the New York Stock Exchange on June 2, 2009 was $4.82.

Gross Proceeds to KeyCorp	$999,999,947.34
Commissions to Morgan Stanley & Co. Incorporated	$13,619,062.48

Net Proceeds to KeyCorp(1)	$986,380,884.86

(1)	Excludes expenses other than commissions to Morgan Stanley & Co. Incorporated. We have estimated such expenses to be approximately $750,000 in the aggregate.

This prospectus supplement adds to, updates and changes information in, and should be read in conjunction with, the prospectus filed with the Commission on June 12, 2008, as part of our Registration Statement on Form S-3ASR (File No. 333-151608), and the prospectus supplement filed with the Commission on May 11, 2009, as supplemented by a prospectus supplement addendum filed with the Commission on June 2, 2009.

Our common shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley

June 2, 2009